OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK

                                       OF
                               HUNGRY MINDS, INC.

                                       AT
                               $6.09 NET PER SHARE

                                       BY
                              HMI ACQUISITION CORP.
                 A DIRECT OR INDIRECT WHOLLY OWNED SUBSIDIARY OF
                             JOHN WILEY & SONS, INC.

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 17, 2001,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

THIS OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 12, 2001, AMONG JOHN WILEY & SONS, INC. ("WILEY"), HMI ACQUISITION CORP. AND HUNGRY MINDS, INC. (THE "COMPANY").

THE OFFER IS BEING MADE FOR ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK OF THE COMPANY AND IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY OTHER SHARES THEN OWNED BY WILEY, HMI ACQUISITION CORP. OR ANY AFFILIATE OF WILEY OR HMI ACQUISITION CORP. ON THE DATE SUCH SHARES ARE PURCHASED, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL OUTSTANDING SHARES OF THE COMPANY, CALCULATED ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.

                                   ----------

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS; UNANIMOUSLY HAS APPROVED OF AND ADOPTED THE MERGER AGREEMENT; AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF COMPANY COMMON STOCK PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.


                                    IMPORTANT

If you wish to tender all or any portion of your Shares, you should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to EquiServe Trust Company, N.A. (the "Depositary") and either (a) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or (b) deliver such Shares pursuant to the procedure for book-entry transfer as set forth in Section 3, in each case prior to the expiration of the Offer, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact it if you desire to tender your Shares.

If you wish to tender Shares and your certificates for the Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.


August 20, 2001

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY TERM SHEET .......................................................     i

INTRODUCTION .............................................................     1

THE OFFER ................................................................     4
    1. Terms of the Offer; Expiration Date ...............................     4
    2. Acceptance for Payment and Payment ................................     6
    3. Procedures for Accepting the Offer and Tendering Shares ...........     7
    4. Withdrawal Rights .................................................    10
    5. Certain Federal Income Tax Consequences ...........................    10
    6. Price Range of the Shares .........................................    11
    7. Effect of the Offer on the Market for the Shares; Nasdaq Listing;
         Exchange Act Registration .......................................    11
    8. Information Concerning the Company ................................    12
    9. Information Concerning Purchaser and Wiley ........................    13
   10. Background of the Offer; Contacts with the Company ................    14
   11. Purpose of the Offer; Plans for the Company .......................    15
   12. Description of Merger Agreement, Voting and Tender Agreement
         and Confidentiality Agreement; Appraisal Rights and
         Related Information .............................................    16
   13. Source and Amount of Funds ........................................    31
   14. Dividends and Distributions .......................................    31
   15. Certain Conditions of the Offer ...................................    31
   16. Legal Matters; Required Regulatory Approvals ......................    33
   17. Fees and Expenses .................................................    34
   18. Miscellaneous .....................................................    35

SCHEDULE I

   DIRECTORS AND EXECUTIVE OFFICERS OF WILEY .............................   I-1

SCHEDULE II

   DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER .........................  II-1

SCHEDULE III

   DIRECTORS AND EXECUTIVE OFFICERS OF HMI INVESTMENT, INC ............... III-1

SCHEDULE IV

   DIRECTORS AND EXECUTIVE OFFICERS OF HMI INVESTMENT, LIMITED ...........  IV-1

                               SUMMARY TERM SHEET

     HMI ACQUISITION CORP. IS OFFERING TO PURCHASE ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK OF HUNGRY MINDS, INC. ("HUNGRY MINDS") FOR $6.09 PER SHARE IN CASH. THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS YOU, AS A STOCKHOLDER OF HUNGRY MINDS, MAY HAVE ABOUT THE OFFER. WE URGE YOU TO READ THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE. ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.


Q.   WHO IS OFFERING TO BUY MY SHARES?

     o Our name is HMI Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer. We are a direct or indirect wholly owned subsidiary of John Wiley & Sons, Inc., a New York corporation ("Wiley") and a developer, publisher and seller of products in print and electronic media for educational, professional, scientific, technical, medical and consumer markets worldwide. See "Introduction" and Section 9.

Q. WHAT IS HMI ACQUISITION CORP. SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

     o We are offering to purchase all of the outstanding shares of Class A Common Stock of Hungry Minds. We are offering to pay $6.09 per share, net to you, in cash and without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. You should also consult your tax advisor regarding the particular tax consequences to you of tendering your shares. See "Introduction" and Sections 1 and 5.

Q.   DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

     o Wiley, our parent company, will provide us with sufficient funds to purchase all shares tendered in the offer and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned on any financing arrangements. See Section 13.

Q.   IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     o We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

          o the offer is being made for all outstanding shares of Class A Common Stock solely for cash,

          o our obligation to purchase your shares in the offer is not subject to any financing condition and

          o if we complete the offer, we will acquire all remaining shares for the same cash price in the merger. See "Introduction" and Sections 1, 11 and 12.

Q.   HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     o You will have until at least 12:00 midnight, New York City time, on Monday, September 17, 2001 to tender your shares in the offer. Under certain circumstances, we may extend the offer. If the offer is extended, we will issue a press release announcing the extension on the first business morning following the date the offer was scheduled to expire. See Section 1.

Q.   WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     o  The most significant conditions to the offer are that:

          o Hungry Minds stockholders validly tender and do not properly withdraw before the expiration date of the offer that number of shares which, together with any other shares then owned by Wiley, HMI Acquisition Corp. or any affiliate of Wiley or HMI Acquisition Corp. on the date such shares are purchased, constitutes at least a majority of the total outstanding shares of the Company, calculated on a fully diluted basis. International Data Group, Inc. and its wholly owned subsidiary, IDG Enterprises, Inc. (together, we will refer to them as "IDG"), which own approximately 75% of the outstanding shares, have agreed with us that IDG will tender its shares in the offer and, if it does so, this condition will be met whether or not other stockholders tender their shares;

          o no material adverse effect (as defined in the Agreement and Plan of Merger) on Hungry Minds has occurred since August 12, 2001;

          o  the applicable waiting period under the Hart-Scott-Rodino Antitrust
             Improvements  Act  of  1976,  as  amended,   has  expired  or  been
             terminated; and

          o the consolidated funded debt of Hungry Minds and its subsidiaries as of the expiration date of the Offer is no greater than $92,500,000.

          The offer is also subject to a number of other conditions. See Section 15.

Q.   HOW DO I TENDER MY SHARES?

     o To tender your shares, you must completely fill out the enclosed letter of transmittal and deliver it, along with your share certificates, to the depositary prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to The Depository Trust Company in time, you might be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to fully comply with its terms. See Section 3.

Q.   IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

     o Provided the conditions to the offer are satisfied and we complete the offer and accept your shares for payment, you will receive a check equal to the number of shares you tendered multiplied by $6.09, subject to any required withholding for taxes as promptly as practicable following the expiration of the offer. See Section 2.

Q.   CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     o You may withdraw some or all of your tendered shares by delivering written or facsimile notice to the depositary prior to the expiration of the offer. Further, if we have not agreed to accept your shares for payment by October 18, 2001 (60 days after the commencement date of the offer), you may withdraw them at any time after that date, unless they previously have been accepted for payment. Once shares are accepted for payment, they cannot be withdrawn. Your right to withdraw will not apply to any subsequent offering period, if one is provided. See Section 4.

Q.   HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     o Yes. IDG, which owns approximately 75% of Hungry Minds' outstanding shares as of August 12, 2001, has agreed to support the transaction and tender its Hungry Minds shares pursuant to our offer. IDG owns a sufficient number of shares so that the tender of its shares will satisfy the minimum condition contained in the offer.

Q.   WHAT DOES THE BOARD OF DIRECTORS OF HUNGRY MINDS THINK OF THIS OFFER?

     o We are making this offer pursuant to a merger agreement among us, Wiley and Hungry Minds. The Hungry Minds board of directors has unanimously approved the merger agreement, and the transactions contemplated by the merger agreement, including the offer and the merger. The board of directors of Hungry Minds has unanimously determined that the offer and the merger are advisable, fair to, and in the best interests of, Hungry Minds' stockholders.

        The  Hungry  Minds  board  of  directors  unanimously   recommends  that
        stockholders of Hungry Minds accept the offer and tender all of their shares. See "Introduction."


Q.   WHAT WILL HAPPEN TO HUNGRY MINDS?

     o If the offer is consummated, HMI Acquisition Corp. thereafter will be merged with and into Hungry Minds, with Hungry Minds surviving as a direct or indirect wholly owned subsidiary of Wiley. See "Introduction" and Section 11.

Q. IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

     o If the merger takes place, stockholders who do not tender in the offer will receive in the merger the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue their appraisal rights under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if for any reason the offer is completed and the merger does not take place, the number of stockholders and the number of shares of Hungry Minds that are still held by persons other than Wiley, HMI Acquisition Corp. or their affiliates may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, Hungry Minds' shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and Hungry Minds may, if otherwise permitted to do so, cease making filings with the Securities and Exchange Commission (the "SEC") or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Sections 7 and 12.

Q.   ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

     o Appraisal rights are not available in the offer. However, if you choose not to tender, and the offer is consummated, appraisal rights will be available in the merger of HMI Acquisition Corp. and Hungry Minds. If you choose to exercise your appraisal rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on an independent appraisal of the fair value of your shares. This fair value may be more or less than $6.09 per share. See
        Section 12.

Q.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

     o The receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of appraisal rights is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular tax consequences of tendering your shares. See Section 5.

Q.   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     o On August 10, 2001, the last Nasdaq National Market trading day before Wiley and Hungry Minds announced that they had signed the merger agreement, the last sale price of Hungry Minds stock reported on the Nasdaq National Market was $6.90 per share. On August 16, 2001, the next to last trading day before we commenced our tender offer, the last sale price of Hungry Minds stock on the Nasdaq National Market was $6.04 per share. We advise you to obtain a recent quotation for Hungry Minds stock before deciding whether or not to tender your shares. See Section 6.

Q.   WHO MAY I CALL WITH QUESTIONS?

     o You may call D.F. King & Co., Inc. at 1-800-207-3156 with any questions you may have. D.F. King & Co., Inc. is acting as the Information Agent for our tender offer. See the back cover of this Offer to Purchase.

To:      All Holders of Shares of Class A Common Stock of
         Hungry Minds, Inc.:


                                  INTRODUCTION

     HMI Acquisition Corp., a Delaware corporation ("Purchaser") and a direct or indirect wholly owned subsidiary of John Wiley & Sons, Inc., a New York corporation ("Wiley"), is offering to purchase all outstanding shares of Class A Common Stock, par value $0.001 per share (the "Shares"), of Hungry Minds, Inc., a Delaware corporation ("Hungry Minds" or the "Company"), at a purchase price of $6.09 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding at a rate equal to the fourth lowest ordinary income tax rate applicable to unmarried individuals (currently at a rate of 30.5%, effective until December 31, 2001). Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. We will pay all fees and expenses of EquiServe Trust Company, N.A. (the "Depositary"), and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer. See Section 5.

     We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 12, 2001 (the "Merger Agreement"), among Wiley, Purchaser and the Company. Following the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger. In the Merger, each outstanding Share (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Wiley, Purchaser or any of Wiley's direct or indirect wholly owned subsidiaries and (iii) stockholders who are entitled to and have properly exercised their appraisal rights under the Delaware General Corporation Law, as amended (the "DGCL")) will be converted into the right to receive the Offer Price, or any higher price per Share paid in the Offer, without interest.

     Concurrently with the execution of the Merger Agreement, Wiley and Purchaser entered into a Voting and Tender Agreement, dated as of August 12, 2001 (the "Voting and Tender Agreement"), with International Data Group, Inc. and its wholly owned subsidiary, IDG Enterprises, Inc. (together, we will refer to them as "IDG"). IDG has voting and dispositive control over 11,166,949 Shares. As of August 16, 2001, these Shares represent approximately 75% of the outstanding Shares and approximately 75% of the total voting power of the outstanding Shares. Pursuant to the Voting and Tender Agreement, IDG has agreed, among other things, to tender all its Shares pursuant to the Offer and has agreed to vote its Shares in favor of the Merger. IDG owns a sufficient number of Shares so that the tender of its Shares in the Offer as contemplated by the Voting and Tender Agreement will satisfy the Minimum Condition (as defined below).

     The Merger Agreement and the Voting and Tender Agreement are more fully described in Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS; AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     MORGAN STANLEY & CO. INCORPORATED ("MORGAN STANLEY"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION DATED THE DATE OF THE MERGER AGREEMENT THAT AS OF SUCH DATE AND BASED ON AND SUBJECT TO CERTAIN MATTERS STATED IN THE OPINION, THE $6.09 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CLASS A COMMON STOCK OF THE COMPANY PURSUANT TO THE MERGER AGREEMENT WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THE OPINION OF MORGAN STANLEY IS ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED WITH THIS DOCUMENT. STOCKHOLDERS ARE ENCOURAGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN CONNECTION WITH SUCH OPINION.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY OTHER SHARES THEN OWNED BY WILEY, PURCHASER OR ANY AFFILIATE OF WILEY OR PURCHASER ON THE DATE SUCH SHARES ARE PURCHASED, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL OUTSTANDING SHARES OF HUNGRY MINDS, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 15.

     The Company has informed us that, as of August 16, 2001, there were (a) 14,807,784 Shares issued and outstanding, and (b) 2,200,113 Shares reserved for issuance upon the exercise of outstanding stock options. Each Share is entitled to one vote. As a result, as of such date, the number of Shares that must be validly tendered and not properly withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition is 7,403,893. IDG, which holds 11,166,949 Shares, has agreed in the Voting and Tender Agreement to tender its Shares in the Offer. Even if no Shares are tendered other than those held by IDG, the Minimum Condition would be satisfied by the tender by IDG of its Shares in accordance with the Voting and Tender Agreement.

     Certain other  conditions to the consummation of the Offer are described in
Section 15. Subject to the terms of the Merger Agreement, we expressly reserve the right to waive any one or more of the conditions to the Offer. Pursuant to the Merger Agreement, we have agreed not to waive the Minimum Condition without the consent of the Company. See Sections 12 and 15.

     The Merger Agreement provides that, effective upon the purchase and payment by us of Shares pursuant to the Offer, we will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by us (including Shares so accepted for payment) or any of our affiliates bears to the total number of votes represented by Shares then outstanding. The Company has agreed to seek and accept the resignations of incumbent directors in order to enable our designees to be so elected provided that until the Effective Time of the Merger (the "Effective Time"), at least two current directors who are not affiliates of Wiley will remain on the Company Board. See Section 12.

     The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders. In order to approve the Merger, the Company's Amended and Restated Certificate of Incorporation requires the affirmative vote of holders of a majority of the total voting power of all outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, we will own a sufficient number of Shares to ensure that the Merger will be approved. Under Delaware law, if after consummation of the Offer we own at least 90% of the Shares then outstanding, we will be able to cause the Merger to occur without a vote of the Company's stockholders. See Section 12. If we acquire less than this amount of Shares, a vote of the Company's stockholders or action by written consent will be required under Delaware law to approve the Merger, and a significantly longer period of time will be required to effect the Merger than if no vote were required.

     Certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger are described in Section 5.

     THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN SECTION 15 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 17, 2001, UNLESS WE EXTEND IT.

     THIS  OFFER TO  PURCHASE  AND THE  RELATED  LETTER OF  TRANSMITTAL  CONTAIN
IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                    THE OFFER

     1.   TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4 of this Offer to Purchase on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, September 17, 2001, unless and until we, in accordance with the terms of the Offer, extend the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended, will expire.

     We expressly reserve the right to modify the terms of the Offer. However, in the Merger Agreement, we have agreed that, without the prior written consent of the Company, which may be granted or withheld in its sole discretion, we will not (a) decrease the Offer Price, (b) decrease the number of Shares sought in the Offer, (c) change the form of consideration payable in the Offer, (d) impose additional conditions to the Offer, (e) change the Expiration Date of the Offer, except as provided by the Merger Agreement or required by the Commission, or (f) otherwise amend or change any term or condition of the Offer in a manner adverse to the holders of Shares.

     Subject to the applicable regulations of the Commission and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, from time to time, to: (a) delay purchase of or, regardless of whether we previously purchased any Shares, payment for any Shares in order to comply with applicable laws; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 15 has not been satisfied or upon the occurrence of any event specified in Section 15, subject to the terms and conditions described therein; and (c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect; in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. We acknowledge (a) that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 15 without extending the period of time during which the Offer is open.

     The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 15 of this Offer to Purchase. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If we extend the Offer, are delayed in our payment for Shares (after our acceptance of Shares for payment) or are unable to pay for Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. Our ability to delay the payment for Shares that we have accepted for payment is limited, however, by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, unless we include a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act and pay for Shares tendered during the subsequent offering period in accordance with that rule and the terms of the Merger Agreement.

     If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d),

14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change of price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION. THE MINIMUM CONDITION WILL BE SATISFIED BY THE TENDER BY IDG OF THE SHARES IT OWNS PURSUANT TO THE VOTING AND TENDER AGREEMENT.

     Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 15 below. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the Commission and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, without the consent of the Company, elect to
(a) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered; or (b) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that we waive any condition set forth in Section 15, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

     The  Merger  Agreement  also  gives us the  right  to  extend  the  initial
Expiration Date,  without the consent of the Company,  in the following  events:
(i) from time to time, for up to ten business days from the initial Expiration Date if, at the initial Expiration Date, one or more conditions to the Offer (other than the Minimum Condition) have not been satisfied or waived, until such conditions are satisfied or waived but not beyond 12:00 midnight, New York City time, on October 18, 2001 (60 days after the commencement of the Offer), (ii) in order to comply with SEC rules and regulations and applicable laws, or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the outstanding number of Shares; provided that the Expiration Date of the Offer may not extend beyond 12:00 midnight, New York City time, on October 18, 2001; and provided further, that we (i) accept and pay for Shares validly tendered and not withdrawn, as soon as reasonably practical, prior to the date of such extension, (ii) waive any condition to the consummation of the Merger other than the requirement that there be no statute, rule or regulation by any governmental entity or an injunction by a court of competent jurisdiction which prevents the consummation of the Merger, and (iii) otherwise satisfy the conditions of Rule 14d-11 under the Exchange Act relating to "subsequent offering periods" (as listed in the next paragraph). In addition, we have agreed that, if requested by the Company, we will extend the Offer if, at the Expiration Date, no conditions to the Offer (other than the conditions relating to suits, actions or proceedings or applicable statutes, rules, regulations or injunctions) then excuse performance by us, for up to 10 business days after such previously scheduled Expiration Date, but in no event later than December 31, 2001. Upon the satisfaction or waiver of all the conditions to the Offer and subject to the terms of the Merger Agreement, we will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

     We will also be able to include a subsequent offering period (within the meaning of Rule 14d-11) if it satisfies the following conditions:

     o  the Offer was open for a minimum of 20 business days and has expired;

     o  the Offer is for all outstanding Shares;

     o we accept and promptly pay for all Shares tendered during the initial Offer period;

     o we announce the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the subsequent offering period;

     o we immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period; and

     o we pay the same form and amount of consideration for all Shares tendered during the subsequent offering period.

     A subsequent offering period, if one is included, is not an extension of the Offer. A subsequent offering period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer.

     Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price or any higher price per Share paid in the Offer, will be paid to stockholders tendering Shares in the Offer or in a subsequent offering period, if one is included.

     The Company has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

     2.   ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as permitted by Section 4) promptly after the later to occur of
(i) the Expiration Date and (ii) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions to the Offer set forth in
Section 15. In addition, subject to applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 16.

     For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see Section 16.

     In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and
(c) any other documents that the Letter of Transmittal requires.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

     For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as, and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO THE HOLDERS OF ALL SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

     We reserve the right to transfer or assign, in whole or from time to time in part, to Wiley, or any of our affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. However, we have no present intention to effect such transfer.

     3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDER OF SHARES

     Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either
(a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date or (b) you must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF CERTIFICATES EVIDENCING THE SHARES ("SHARE CERTIFICATES"), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY
ACTUALLY RECEIVES THE SHARE CERTIFICATES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

     The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal, properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

     A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of Share Certificates.

GUARANTEED DELIVERY

     If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

          (a)  your tender is made by or through an Eligible Institution;

          (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

          (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other document required by the Letter of Transmittal, within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which Nasdaq is open for business.

     You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

     Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold any payments made to those stockholders pursuant to the Offer at a rate equal to the fourth lowest ordinary income tax rate applicable to unmarried individuals (currently at a rate of 30.5%, effective until December 31, 2001). To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

APPOINTMENT AS PROXY

     By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been waived by us or cured. None of Wiley, Purchaser or any of their respective affiliates or assigns, if any, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

     4.   WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, such Shares may also be withdrawn at any time after October 18, 2001.

     If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

     No withdrawal rights will apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during any such subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Wiley, Purchaser or any of their respective affiliates or assigns, if any, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     Your receipt of cash in exchange for Shares pursuant to the Offer, the Merger or upon the exercise of appraisal rights will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. Upon your receipt of cash, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the Shares that you sold or exchanged. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that you hold your Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of the sale or exchange, you have held the Shares for more than one year.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, Shares held as part of a straddle, hedge, constructive sale, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, foreign persons and investors in pass-through entities).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

     6.   PRICE RANGE OF THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (the "2000 Annual Report"), the Shares are listed and traded on Nasdaq under the symbol "HMIN". The following table sets forth, for the periods indicated, the high and low closing sales prices for the Shares as reported by Bloomberg:

                                                            HIGH        LOW
                                                          --------    -------
Fiscal Year Ending September 29, 2001
   Fourth Quarter (through August 16) ..............      $ 7.50      $ 6.04
   Third Quarter ...................................        7.81        6.41
   Second Quarter ..................................        7.875       5.50
   First Quarter ...................................        9.5625      4.625

                                                            HIGH        LOW
                                                          --------    -------
Fiscal Year Ended September 30, 2000
   Fourth Quarter ..................................      $ 9.625     $ 7.375
   Third Quarter ...................................       13.50        8.00
   Second Quarter ..................................       16.00        9.00
   First Quarter ...................................       17.875      12.25

                                                            HIGH        LOW
                                                          --------    -------
Fiscal Year Ended September 25, 1999
   Fourth Quarter ..................................      $20.50      $14.75
   Third Quarter ...................................       24.9375     17.125
   Second Quarter ..................................       19.625      11.75
   First Quarter ...................................       17.00        6.75

     On August 10, 2001, the last full day of trading prior to the public announcement of the execution of the Merger Agreement by the Company, Wiley and Purchaser, according to published sources, the closing price as reported by Bloomberg for the Shares was $6.90 per Share. On August 16, 2001, the next to last full day of trading prior to the commencement of the Offer, the closing price as reported by Bloomberg for the Shares was $6.04 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CLASS A COMMON STOCK.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ LISTING

     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider delisting an issuer's shares if, among other things: (a) the number of the issuer's outstanding shares (with certain exclusions) falls below 750,000, (b) the market value of such shares publicly held falls below $5,000,000, (c) the issuer has stockholder equity of less than $10,000,000, (d) there are fewer than 400 holders of round lots of the issuer's shares, and (e) the minimum bid price falls below $1.00 per share. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

     In the event that the Shares were no longer listed or traded on Nasdaq, it is possible that the Shares would trade in the over-the-counter market and that price quotations would be reported through Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the proposed Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, we intend to cause the Company to apply for termination of such registration.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     8.   INFORMATION CONCERNING THE COMPANY.

     The Company was founded in 1990 as a wholly owned subsidiary of International Data Group, Inc., and was called IDG Books Worldwide, Inc. until November 13, 2000. On March 24, 1998, the Company was reincorporated in Delaware. On July 27, 1998, the Company consummated its initial public offering. The principal executive offices of the Company are located at 909 Third Avenue, New York, New York 10022, and its telephone number is (212) 884-5000.

     According to its 2000 Annual Report, the Company is a leading publisher of technology, consumer and general how-to books designed to make learning accessible, engaging and useful. The Company publishes and markets its books under well-known brand names, led by flagship brands For Dummies(R), CliffsNotes(TM), and Frommer's(R). The Company has more than 3,000 active titles. The Company has over 150 million books in print, with translations in 39 languages, and its products are available in many parts of the world.

     The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and

Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     The Company has advised Purchaser and Wiley that it has not recently made public any projections as to future performance or earnings, and the projections set forth below are included in this Offer to Purchase only because this information was provided to Wiley. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised Purchaser and Wiley that its internal financial forecasts (upon which the projections provided to Wiley and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, with respect to industry performance (including expectations with respect to the pricing environment in the financial services industry), general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Wiley or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Wiley, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

     For the fiscal year ending September 29, 2001, the Company initially furnished Wiley with projections of (i) net revenue of $197.6 million, which was later revised to $184.5 million, and (ii) EBITDA of $18.8 million, which was later revised to $6.8 million. For the fiscal year ending September 28, 2002, the Company furnished Wiley with projections of (i) net revenue of $190.7 million as a base amount, with an upside amount of $201.6 million, and (ii) EBITDA of $32 million as a base amount, with an upside amount of $37.7 million.

     None of Wiley, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     9.   INFORMATION CONCERNING PURCHASER AND WILEY.

     Wiley, founded in 1807, is a worldwide developer, publisher and seller of content and services in print and electronic media. Its core businesses include scientific, technical and medical journals, encyclopedias, books and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing and distribution centers in the United States, Canada, Europe, Asia and Australia. Wiley's two classes of common stock are listed on the New York Stock Exchange under the symbols JWa and JWb, respectively.

     Purchaser was formed by Wiley for the specific purpose of being a party to the Merger Agreement and making the Offer. Purchaser has not conducted any other business to date. On the date of the Offer, Purchaser is a wholly owned subsidiary of Wiley. It is contemplated that prior to the purchase of Shares pursuant to the Offer, Purchaser will become a wholly owned subsidiary of HMI Investment, Inc., a newly formed Delaware corporation. A majority of the equity of HMI Investment, Inc., will be owned by Wiley, and the balance will be owned by HMI Investment, Limited, a newly formed wholly owned U.K. subsidiary corporation of Wiley. Accordingly, no later than the consummation of the Offer, Purchaser will become an indirect wholly owned subsidiary of Wiley and, after the Merger, the Company will be an indirect wholly owned subsidiary of Wiley.

     The principal executive offices of Wiley, Purchaser and HMI Investment, Inc. are located at 605 Third Avenue, New York, New York 10158-0012 and the telephone number is (212) 850-6000. The principal executive offices of HMI Investment, Limited are located at Baffins Lane, Chichester, West Sussex, PO 191 UD, United Kingdom and the telephone number is (44)1243-775878.

     The names, business addresses, citizenship, present principal occupations and employment history of each of the directors and executive officers of Wiley, Purchaser, HMI Investment, Inc. and HMIInvestment, Limited are set forth in Schedules I, II, III and IV of this Offer to Purchase.

     Wiley is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Wiley's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition and certain other matters is required to be disclosed in annual and quarterly reports filed with the Commission. You may inspect a copy of these reports and other information at the Commission's public reference facilities in the same manner as set forth with respect to the Company in Section 8.

     Except as set forth elsewhere in this Offer to Purchase and Schedule V hereto: (i) neither Purchaser, Wiley nor, to the best of our knowledge, any of the persons listed in Schedules I, II, III and IV hereto or any associate or majority-owned subsidiary of Purchaser or Wiley or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Purchaser, Wiley nor, to our knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Purchaser, Wiley nor, to our knowledge, any of the persons listed in Schedules I, II, III and IV hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the Commission between Purchaser, Wiley or any of their respective subsidiaries or, to our knowledge, any of the persons listed in Schedules I, II, III and IV hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Wiley or any of their respective subsidiaries or, to the best of our knowledge, any of the persons listed in Schedules I, II, III and IV hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

     10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In 1999, Wiley and the Company's senior management worked together on a joint bid for Macmillan General Reference USA Inc., divested by Pearson Plc., which was ultimately purchased solely by the Company (then IDG Books Worldwide, Inc.). Following that acquisition, the Company divested several assets, one of which was the J.K. Lasser Tax Guides business which was acquired by Wiley in November 1999.

     On April 26, 2001, it was announced in the press that the Company planned to put itself up for sale, confirmed by a Form 8-K filed by the Company on May 10, 2001. Upon reading an article in the WALL STREET JOURNAL, Wiley contacted the financial advisor to the Company, Morgan Stanley, to request an offering memorandum with respect to the Company (the "Offering Memorandum").

     In May 2001, Wiley received the Offering Memorandum and an initial indication of interest was submitted by Wiley on June 28, 2001. Due diligence began on July 9 and 10, 2001, as did executive management meetings between Wiley and the Company.

     On July 31, 2001, the Board of Directors of Wiley (the "Wiley Board") met telephonically to consider the acquisition of the Company by Wiley. Following the discussion, the Wiley Board approved the proposed transaction and authorized Wiley's executive management to submit a binding offer on behalf of Wiley.

     On August 3, 2001, a binding offer of $94,000,000 in cash, plus assumption of indebtedness of the Company up to $92,500,000, was submitted to Morgan Stanley, along with copies of the Agreement and Plan of Merger, Disclosure Memorandum and Voting and Tender Agreement (the "Transaction Documents") marked to show the changes requested by Wiley. On August 6, 2001 through August 8, 2001, the legal representatives of the Company and Wiley met to discuss the Transaction Documents. On August 8, 2001, in light of negotiated revisions to the Transaction Documents, which eliminated certain conditions proposed by Wiley that the Company resisted on the grounds they might delay or otherwise affect the likelihood of the consummation of the Offer, Wiley submitted a revised offer to the Company of $90,000,000 in cash, plus assumption of the indebtedness of the Company up to $92,500,000. On August 8, 2001, a committee of the Company Board met to consider Wiley's revised offer and approved Wiley as the preferred bidder for the Company. On August 9 and 10, 2001, the legal representatives of Wiley and the Company continued negotiations to finalize the terms of the Transaction Documents.

     On August 10, 2001, Wiley and the Company, through their legal representatives, finalized the terms of, and all outstanding due diligence issues relating to, the Transaction Documents. On August 10, 2001, final forms of the Transaction Documents, along with a final proposal by Wiley to purchase all of the fully diluted equity of the Company for $90,000,000, and to pay or assume up to $92,500,000 of the Company's indebtedness, was submitted to the Company. On Sunday, August 12, 2001, the Company Board met and unanimously approved the Transaction Documents and the transactions contemplated thereby, and the Transaction Documents were executed.

     On Monday, August 13, 2001, prior to the opening of the U.S. financial markets, Wiley and the Company each announced Wiley's intention to commence of a tender offer to acquire all of the outstanding Shares and to merge the Company with and into a direct or indirect wholly owned subsidiary of Wiley, HMI Acquisition Corp., as promptly as practicable following the consummation of the Offer.

     11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     The purpose of the Offer is to enable Wiley to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Pursuant to the terms of the Merger Agreement, Wiley currently intends, promptly after consummation of the Offer, to exercise its right under the Merger Agreement to designate a majority of directors to the Company Board to reflect its total voting power of Shares then outstanding. Wiley and Purchaser intend to consummate the Merger as soon as possible following the consummation of the Offer. Effective with consummation of the Offer, Wiley is obligated under the Merger Agreement to lend to the Company a sum equal to all amounts due and owing under certain of its credit facilities (see "Pay-off of Credit Facilities" discussed below in Section 12).

     Except as otherwise provided in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Wiley will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. In addition, Wiley will continue to seek additional information about the Company during such time periods. Thereafter, Wiley intends to review such additional information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Wiley's businesses.

     Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of voting securities of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary pursuant to a short-form merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that we acquire in the aggregate at least 90% of the Shares then outstanding pursuant to the Offer or otherwise, then, at the election of Wiley, a short-form merger of us with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if we do not own 90% of the Shares outstanding following consummation of the Offer, Wiley could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Wiley presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser and Wiley have no present plans that would relate to or result in an extraordinary corporate transaction involving the Company or any of their respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

     12. DESCRIPTION OF MERGER AGREEMENT, VOTING AND TENDER AGREEMENT AND CONFIDENTIALITY AGREEMENT; APPRAISAL RIGHTS AND RELATED INFORMATION.

     THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE MERGER AGREEMENT, VOTING AND TENDER AGREEMENT AND RELATED CONFIDENTIALITY AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF SUCH AGREEMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH AGREEMENTS FILED WITH THE COMMISSION AS EXHIBITS TO THE SCHEDULE TO AND IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW WILL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. THE MERGER AGREEMENT, VOTING AND TENDER AGREEMENT AND CONFIDENTIALITY AGREEMENT MAY BE EXAMINED, AND COPIES OBTAINED, AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

MERGER AGREEMENT

     THE OFFER. The Merger Agreement provides for the commencement of the Offer with an initial expiration date of September 17, 2001. Purchaser's obligation to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction of each of the conditions of the Offer including the condition that at least a majority of the Shares outstanding on a fully diluted basis have been validly tendered and not withdrawn prior to the expiration of the Offer and certain other conditions described in Section 15 below. Purchaser expressly reserves the right to modify the terms of the Offer. However, Purchaser may not, without the Company's prior written consent, which may be granted or withheld at its sole discretion, make any changes in the terms and conditions of the offer that (i) decrease the price per Share payable in the Offer, (ii) reduce the number of Shares to be purchased in the Offer, (iii) change the form of consideration to be paid for the Shares in the Offer, (iv) impose conditions to the Offer in addition to those set forth in the Merger Agreement, (v) change the Expiration Date of the Offer, except as set forth in the Merger Agreement or required by the

Commission or (vi) otherwise amend or change any term or condition of the Offer in a manner adverse to the holders of Shares. Upon the applicable Expiration Date of the Offer, Purchaser may extend the initial Expiration Date, without the consent of the Company, in the following events: (i) from time to time, for up to ten business days from the initial Expiration Date, if, at the initial Expiration Date, one or more conditions to the Offer (other than the Minimum Condition) have not been satisfied or waived until such conditions are satisfied or waived but not beyond 12:00 midnight, New York City time, on October 18, 2001 (60 days after the commencement of the Offer), (ii) in order to comply with SEC rules and regulations and applicable laws, or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the outstanding number of Shares; provided that the Expiration Date of the Offer may not extend beyond 12:00 midnight, New York City time, on October 18, 2001; and provided further, that Purchaser (i) accepts and pays for Shares validly tendered and not withdrawn, as soon as reasonably practical, prior to the date of such extension,
(ii) waives any condition to the consummation of the Merger other than the requirement that there be no statute, rule or regulation by any governmental entity or an injunction by any court of competent jurisdiction which prevents the consummation of the Merger, and (iii) otherwise satisfies the following conditions of Rule 14d-11 under the Exchange Act relating to "subsequent offering periods" summarized above in Section 1.

     In addition, Purchaser will, if requested by the Company, extend the Offer if, at the Expiration Date, no conditions to the Offer (other than the conditions relating to suits, actions, proceedings, statutes rules or regulations) then excuse performance by Purchaser, for up to ten business days after such previously scheduled Expiration Date, but in no event later than December 31, 2001. Upon the satisfaction and waiver of all the conditions to the Offer and subject to the terms of the Merger Agreement, Purchaser will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

     RECOMMENDATION. The Company has represented to Purchaser in the Merger Agreement that the Company Board has (a) unanimously determined that the Merger Agreement and the Transactions contemplated thereby, including each of the Offer, the Merger and the purchase of Shares of Company Common Stock contemplated by the Offer (collectively, the "Transactions"), are advisable and fair to, and in the best interest of, the Company and the Company's stockholders, (b) unanimously approved of and adopted the Merger Agreement and the Transactions in accordance with the requirements of the DGCL, and (c) resolved to recommend that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the Merger. However, such recommendation may be withdrawn, modified or amended to the extent that the Company receives an Acquisition Proposal (as defined below) which the Company Board determines in good faith, after receiving the advice of a nationally recognized financial advisor, constitutes a Superior Proposal (as defined below) and the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action could reasonably be deemed to constitute a breach of the Company Board's fiduciary obligations under applicable law. The Company further represented that Morgan Stanley delivered to the Company Board its opinion stating that, as of the date of such opinion, the cash consideration to be received by the holders of Class ACommon Stock of the Company pursuant to the Merger Agreement is fair to such holders from a financial point of view.

     THE MERGER. The Merger Agreement provides that, at the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a subsidiary of Wiley. The Company has agreed that if approval of the Company's stockholders is required by applicable law to consummate the Merger, the Company will cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable following the date on which Purchaser completes the purchase of Shares pursuant to the Offer, for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. The Company has also agreed, if required and at Wiley's request, as soon as practicable following the expiration of the Offer, to, among other things, prepare and file a preliminary proxy statement with the SEC.

     PAY-OFF OF CREDIT FACILITIES. Simultaneously with its purchase of and payment for Shares pursuant to the Offer, Purchaser will, and Wiley will cause Purchaser to, lend to the Company on customary market terms a sum equal to all amounts which are then due and owing pursuant to (i) the Company's Credit Agreement (as defined in the Merger Agreement), dated as of July 30, 1999, as amended, and (ii) the Subordinated Loan Agreement (the "Subordinated Loan Agreement"), dated as of May 7, 2001, by and between the Company and International Data Group, Inc. As of August 16, 2001, the aggregate principal amount of indebtedness under these facilities was $94,500,000. The Company has advised the Purchaser that it intends to repay $2,000,000 of principal of such indebtedness in September 2001 (but, in any event, not later than the date of consummation of the Offer).

     CERTIFICATE OF INCORPORATION AND BYLAWS. The Merger Agreement provides that the Certificate of Incorporation and the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, and subject to applicable law, the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. However, upon the request of Wiley or Purchaser, the Company will cause any officers of the Company to be removed at the Effective Time.

     CONVERSION OF SECURITIES. Pursuant to the Merger Agreement, (x) each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Wiley, Purchaser or any of Wiley's direct or indirect wholly owned subsidiaries and (iii) stockholders who are entitled to and have properly exercised their appraisal rights under the DGCL) will be converted automatically into the right to receive an amount equal to the Offer Price (the "Merger Consideration"), payable in cash, without interest thereon; (y) each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and become a number of shares of the Surviving Corporation equal to one plus the number of shares that would be subject to any stock options or warrants (together, "Options") that remain outstanding after the Effective Time, if any, and such shares will be the only outstanding Shares of capital stock of the Surviving Corporation; and (z) each Share that is held by the Company in its treasury and all Shares that are owned, directly or indirectly, by Wiley or the Company or any of their respective subsidiaries will automatically be canceled and cease to exist and will not be converted into the right to receive the Merger Consideration or any other consideration.

     OPTION PLANS. The Merger Agreement provides that at the Effective Time each outstanding Option, whether granted under the 1998 Stock Plan or otherwise and whether or not then vested or exercisable, will be converted (to the extent such Option is convertible by the Company under its terms) into the right to receive from the Company an amount of cash equal to the product of (i) the number of Shares subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option, less any income or employment tax or other tax withholding required. All Options, whether or not such Options are converted into cash according to the formula described above, will be canceled and/or terminated by the Company (to the extent such Options are terminable by the Company under their terms).

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Wiley and Purchaser with respect to, among other matters, its organization and qualification, subsidiaries, capitalization, corporate authorization, governmental authorization, non-contravention, required filings with the Commission, information to be included in the Offer documents, the proxy statement or the other documents required to be filed with the Commission or any other governmental authority relating to the Offer and the Merger, absence of certain changes or events, litigation, compliance with law, taxes, employee benefit plans, environmental matters, intellectual property, title and condition of properties, insurance, certain contracts, employment matters, finders' fees, opinion of financial advisors, voting requirements, inventories, and receivables and payables. Wiley and Purchaser have made customary representations and warranties to the Company with respect to, among other matters, their organization, corporate authorization, governmental authorization, non-contravention, information to be included in the Offer documents, the proxy statement or the other documents required to be filed with the Commission or any other governmental authority relating to the Offer and the Merger, litigation and finders' fees.

     COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, and
unless Wiley otherwise agrees in writing, to: (a) conduct their business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to preserve intact their business organizations, good will and relationships with third parties, to keep available the services of their officers and employees and to maintain existing relations with customers, suppliers, officers, employees and creditors.

     The Merger Agreement also contains specific covenants as to certain activities of the Company during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Wiley or as previously disclosed to Wiley in the Company Disclosure Memorandum delivered with the Merger Agreement, including, among other things:

          (i) make, declare, set aside or pay any dividend or other distribution with respect to any Shares of its capital stock, other than distributions and other dividends paid by any subsidiary to the Company or any wholly owned subsidiary;

          (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (iii) directly or indirectly repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;

          (iv) issue, deliver or sell any shares of any class or series of its capital stock (including Company Common Stock) or securities convertible into or exerciseable or exchangeable for shares of any class or series of its capital stock (including Company Common Stock, or any rights, warrants or options to acquire any shares of Company Common Stock), other than issuances pursuant to stock-based awards or Options that are outstanding on the date of the Merger Agreement and pursuant to the Company's 1998 Employee Stock Purchase Plan;

          (v) amend its certificate of incorporation, bylaws or comparable organizational documents or adopt any plan of consolidation, merger or reorganization or amend the terms of its outstanding securities;

          (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or division thereof or purchase any assets for more than $250,000, except purchases of inventory in the ordinary course of business consistent with past practice;

          (vii) transfer, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of assets for not more than $250,000, except for sales of inventory in the ordinary course;

          (viii) make or agree to make any new capital expenditure or expenditures except for items currently contracted for by the Company or contemplated by the Company's capital expenditure budget made available to Wiley;

          (ix) incur any indebtedness for borrowed money (whether or not available under a credit line or agreement in effect on the date of the Merger Agreement, including but not limited to, the Subordinated Loan Agreement), including issuing debt securities, or guarantee any such indebtedness, except for the endorsement of checks in the normal course of business and the extension of credit in the normal course of business, or make any loans, advances or capital contributions to, or investments other than to any direct or indirect wholly owned subsidiary;

          (x) enter into any new employee plans, or amend or renew any such existing plans, or any collective bargaining agreement, other than as required by law;

          (xi) except to the extent required by the terms of written employment agreements as in effect on the date of the Merger Agreement, increase the compensation payable to or to become payable to, or pension or other fringe benefits or perquisites to its present or former directors, employees, officers or consultants, except for increases already committed to or increases in salary consistent with the Company's past practices (of no more than 10%) made in connection with an employee's annual review;

          (xii) enter into any contracts of employment (other than contracts terminable by the Company without liability immediately following the closing) or any severance, retention or similar agreement except for agreements with new employees entered into in the ordinary course of business consistent with past practice and providing for a term of less than one year and annual base and bonus compensation not to exceed $100,000;

          (xiii) pay, agree to pay or award any employee bonuses other than those paid or awarded consistent with past practice and up to a maximum of $25,000 per employee, or forgive any officer or employee loan;

          (xiv) adopt any change, other than as required by the Commission, changes in U.S. generally accepted accounting principles or applicable law, in its accounting policies, procedures or practices;

          (xv) (a) make any tax election or (b) settle or compromise any material income tax liability;

          (xvi) pay, discharge, settle or satisfy any claims, litigation, arbitration, liabilities or other controversies (absolute, accrued, asserted or unasserted, contingent or otherwise), including the payment, discharge, settlement or satisfaction of any claims, litigation, arbitration, liabilities or controversies of any nature relating to the Transactions contemplated by the Merger Agreement, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company's public filings with the Commission or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

          (xvii) cancel or terminate any material insurance policy naming the Company or any subsidiary as a beneficiary or loss payable payee;

          (xviii) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by generally accepted accounting principles;

          (xix) (i) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice, or amend in any material respect any of the Company's material contracts or agreements; or (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited under the Merger Agreement;

          (xx) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Wiley) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

          (xxi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (xxii)  alter    through    merger,    liquidation,    reorganization,
     restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

          (xxiii) make or agree to make (whether or not in the ordinary course of business consistent with past practice) any commitment or investment or enter into any contract which obligates the Company or any of its Subsidiaries to make payments exceeding $300,000;

          (xxiv) renew or terminate any significant agreement relating to the distribution, packaging or manufacture of the Company's intellectual property outside the United States; or

          (xxv)   enter into, or agree or commit to enter into,  any  agreement,
     contract,   commitment  or  arrangement  that  if  completed  would  be  in contravention of any of the foregoing.

     NO SOLICITATION. The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, consultants, financial advisors, accountants, agents or other representatives retained by it or any of its subsidiaries, do not solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or engage in discussions or negotiations or furnish to any "Person" (e.g., any individual, corporation, partnership, trust, limited liability company, association, unincorporated organization, joint venture, other entity, group, labor union or governmental entity) any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. Nothing contained in the Merger Agreement prevents the Company Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal (as defined below) or making any disclosure to the Company's stockholders if, in the good faith judgment of the majority of the members of the Company Board, after consultation with and advice from outside legal counsel, failure to so disclose would reasonably be deemed to constitute a breach of the fiduciary duties of the Company Board under applicable law.

     The Company may, however, negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information, in response to an unsolicited Acquisition Proposal by such Person if (i) a majority of the Company Board determines in good faith, after receiving the advice of a nationally recognized financial advisor, that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below) and, after consultation with and advice from outside legal counsel, that the failure to take such action would reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, and (ii) such Person executes a confidentiality agreement in a form no less favorable to the Company than the confidentiality agreement between the Company and Wiley (including the standstill provisions).

     Prior to providing any information to or entering into discussions or negotiations with any Person in connection with an Acquisition Proposal, the Company will promptly inform Wiley of such Acquisition Proposal, including providing information as to the material terms and conditions of the proposal, and the identity of the Person making it, and will provide Wiley with a copy of any written Acquisition Proposal or amendments or supplements thereto, and will promptly inform Wiley of the status of any discussions or negotiations and any material changes to the terms and conditions of the Acquisition Proposal, and will promptly give Wiley a copy of any information delivered to such Person which has not previously been reviewed by Wiley.

     Except as permitted above, neither the Company Board nor any committee thereof will, (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Wiley, its recommendation discussed above, or take any action not explicitly permitted by the Merger Agreement that would be inconsistent with, its approval of the Offer and the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement, commitment or similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, until receipt of the vote of the holders of a majority of the outstanding Shares, the Company Board will be permitted (i) not to recommend to its stockholders acceptance of the Offer and/or approval and adoption of the Merger Agreement and the Merger, (ii) to withdraw, or modify in a manner adverse to Wiley, its recommendation to its stockholders discussed above, (iii) to approve or recommend any Superior Proposal or (iv) to terminate the Merger Agreement in accordance with its terms and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if (y) the Company has received an Acquisition Proposal which the board of directors determines in good faith, after receiving the advice of a nationally recognized financial advisor, constitutes a Superior Proposal and (z) the Company Board determines in good faith, after consultation with and advice from outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law. For the purposes of the "no solicitation" provision of the Merger Agreement, the parties have agreed that the scope of the fiduciary duty of the Company Board will not be deemed to be limited or constrained by virtue of the fact that certain stockholders of the Company have agreed in the Voting and Tender Agreement to tender their Shares to Purchaser and to vote in favor of the Merger, and in considering whether its failure to take any action specified above would reasonably be deemed to be a breach of its fiduciary duties to the stockholders of the Company under applicable law, the Company Board will be entitled to assume that the Voting and Tender Agreement has been terminated.

     Under the Merger Agreement, "Acquisition Proposal" means any bona fide offer, inquiry or proposal for (i) a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its subsidiaries, (ii) any proposal or tender offer or exchange offer to acquire, directly or indirectly, securities representing more than 15% of the voting power of the Company or the filing of a registration statement under the Securities Act in connection therewith or (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than the Offer and the Merger contemplated by the Merger Agreement.

     Under the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal, which was not solicited by the Company or any affiliate or agent of the Company at the explicit or implicit direction of the Company and which does not include any financing condition, with respect to which the Company Board determines in good faith (after receiving the advice of a nationally recognized financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, which terms and conditions must include all legal, financial and regulatory aspects of the proposal, the Person making such Acquisition Proposal, and the strategic benefits to be derived from the Offer and the Merger and the long-term prospects of the Company and its Subsidiaries) is more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view than the Offer and Merger.

     OTHER ACTIONS. The Merger Agreement provides that the Company, Wiley, and Purchaser, will not take any action:

     o that would or could reasonably be expected to make any of their respective representations and warranties set forth in the Merger Agreement that are qualified as to materiality to become untrue or incorrect in any material respect,

     o that would or could reasonably be expected to make any such representations and warranties that are not so qualified to become untrue or incorrect in any material respect so as to have a Material Adverse Effect (as defined below),

     o that would result in any of the conditions to the Offer not being satisfied (subject to the Company Board's fiduciary obligations as described above), or

     o cause any of the conditions to the Offer (as described in Section 15 hereof) to not be satisfied (subject to the Company's right to take action with respect to any Superior Proposals, as discussed above).

     COMPANY STOCKHOLDER MEETING. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, will call and hold the Company Stockholder Meeting as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Company Stockholder Meeting"). At the Company Stockholder Meeting, Wiley and Purchaser will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement. If Purchaser acquires at least 90% of the outstanding Shares, however, the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, without a meeting of the stockholders of the Company.

     COMPANY BOARD REPRESENTATION. The Merger Agreement provides that upon purchase by Purchaser of Shares pursuant to the Offer, Purchaser is entitled to designate for election as directors of the Company such number of directors, rounded up to the next whole number, as is equal to the product of (i) the total number of directors of the Company constituting the whole Company Board (giving effect to any increase in the number of directors in order to comply with this provision) and (ii) the percentage that the voting power of Shares of Company Common Stock beneficially owned by Wiley and Purchaser (including Shares of Company Common Stock paid for pursuant to the Offer), upon such payment, bears to the total voting power of Shares of Company Common Stock then outstanding, and the Company will take all action within its power to cause Purchaser's designees to be elected or appointed to the Company Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also, upon the request of Wiley or Purchaser, use its reasonable best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors other than any such committee of the Company Board established to take action under the Merger Agreement and (ii) the board of directors of each significant subsidiary of the Company, and each committee thereof, that represents the same percentage as Purchaser's designees represent on the Company Board. Notwithstanding the foregoing, in the event that Purchaser's designees are appointed or elected to the Company Board, the Company Board will at all times until the Effective Time have at least two directors who are directors on the date of the Merger Agreement or otherwise not affiliates of Wiley (the "Continuing Directors"); provided that in the event that the number of Continuing Directors is reduced below two for any reason whatsoever, the Company Board will cause the person designated by the remaining Continuing Director to fill such vacancy and such person will be deemed to be a Continuing Director for all purposes of the Merger Agreement or, if no Continuing Directors then remain, the other directors of the Company then in office will designate two persons to fill such vacancies who are not officers, directors, employees or affiliates of the Company or Wiley or any of their respective subsidiaries and such persons will be deemed to be Continuing Directors for all purposes of this Agreement.

     Following the election or appointment of Purchaser's designees and until the Effective Time, the approval of the Continuing Directors will be required to authorize (and such authorization will constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other directors of the Company, will be required to authorize) any termination or amendment of the Merger Agreement by the Company, any amendment of the certificate of incorporation or bylaws of the Company inconsistent with the Merger Agreement, any extension of time for performance of any obligation or action under the Merger Agreement by Wiley or Purchaser, any waiver of any condition to Wiley's or Purchaser's obligations under the Merger Agreement or any of the Company's rights thereunder, or any material transaction with Wiley, Purchaser or any affiliate thereof (other than the pay-off of the Company's credit facilities).

     ACCESS TO INFORMATION. The Merger Agreement provides that, during the period after the execution of the Merger Agreement and prior to the Effective Time, the Company will, and will cause its subsidiaries to:

     o afford to Wiley and its counsel, financial advisors, auditors, and other authorized representatives reasonable access, during normal business hours, to the offices, properties, books and records and contracts and agreements of the Company and its subsidiaries,

     o furnish to Wiley, its officers, employees and its counsel, financial advisors, auditors and other authorized representatives, such financial and operating data and other information as it may reasonably request, and

     o instruct the employees and its counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with Wiley in its investigation of the Company and its subsidiaries.

     The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, the Company will furnish to Wiley and Purchaser (i) within five business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to the Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's filings with the Commission, which (in the case of clause (ii)) must be in accordance with the books and records of the Company.

     Pursuant to the terms of the Merger Agreement, except as required by applicable law, Wiley will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence, all documents and information concerning the Company or any of its Subsidiaries furnished to Wiley or its affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Letter agreement dated May 29, 2001 between the Company and Wiley.

     EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, Wiley, Purchaser and the Company have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the Transactions. The parties have agreed to comply with all legal requirements that may be imposed on them with respect to the Offer or the Merger and the Transactions, including
(i) obtaining all necessary waivers, consents and approvals of or filings with any governmental entity and the making of all necessary registrations and filings (including filings with governmental entities, if any), (ii) obtaining all material consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings (whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed), and (iv) executing and delivering any necessary additional instruments.

     In connection with and without limiting the foregoing, the Company and the Company Board, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or the Transactions contemplated by the Merger Agreement, use their commercially reasonable efforts to ensure that the Offer, the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute or regulation on the Offer, the Merger and the Transactions contemplated by the Merger Agreement. This provision does not limit or affect the Company's taking actions specifically permitted by the "No Solicitation" section of the Merger Agreement, as described above.

     In connection with the preceding paragraph, each of the Company and Wiley will, as promptly as practicable following the execution and delivery of the Merger Agreement, (i) file with the appropriate United States antitrust authorities the notification and report required by applicable law (but in no event later than five business days after the date of the Merger Agreement) and, if so requested by the other such party, request early termination of the waiting period thereunder and (ii) file with the relevant governmental entities in other jurisdictions all other antitrust filings, if any, required for consummation of the Transactions under any applicable law. The parties also agree that neither party will be required to take any action including, without limitation, the proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets or businesses of Wiley (or any of its subsidiaries) or otherwise taking or committing to take actions that after the Effective Time would limit Wiley or its subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its subsidiaries' businesses, product lines or assets. Notwithstanding the foregoing, Wiley agrees that, if necessary to eliminate an impediment under any antitrust law that may be asserted by a U.S. governmental antitrust authority to the Transactions, Wiley will consent to the reasonable sale or disposition of one or more of the Company's copyrighted works published or under contract to be published ("Titles"); provided, however, that (a) Wiley will not be required to consent to the divestiture of any of its or its affiliates' pre-closing assets, (b) the divestiture of Titles that produced aggregate net revenues for the 12-month period ended June 30, 2001 of up to $2.0 million will be deemed reasonable within the meaning of this provision, and the divestiture of Titles in excess of such amount will not be required, and (c) Wiley will not be required to consent to any divestiture that must be consummated prior to the Effective Time.

     Subject to the terms and conditions of the Merger Agreement, in furtherance and not in limitation of the covenants of the parties contained therein, if any administrative or judicial action or proceeding, including any proceeding by a governmental entity or a private party, is instituted (or threatened to be instituted) challenging any Transactions as violative of any applicable law, each of the parties will cooperate in all respects with each other and use its respective commercially reasonable efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by the Merger Agreement.

     INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, the Company will, to the fullest extent permitted by the DGCL, regardless of whether the Merger becomes effective, and after the Effective Time, Wiley and the Surviving Corporation will, jointly and severally, to the fullest extent permitted by the DGCL, indemnify (including reasonable attorneys' fees, but not including settlements not consented to), defend and hold harmless any person who was at any time prior to and including the Effective Time (i) a director or officer of the Company, or (ii) a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the Company, or the legal representatives of such persons ("Indemnified Parties"), against all losses, liabilities, expenses (including attorney's fees), claims, fines, penalties or damages incurred in connection with any civil, criminal or arbitrative suit, action, proceeding or investigation by reason of his or her being or having been such a director, officer, employee or agent prior to and including the Effective Time, for a period of six years following the Effective Time, or until the final disposition of any claim or proceeding which commenced with such six-year period.

     The indemnification rights of the Indemnified Parties in the certificate of incorporation and bylaws of the Company and its subsidiaries on the date of the Merger Agreement will survive the Merger with respect to matters occurring prior to the Effective Time, and will continue for a period of not less than the relevant statutes of limitations. The certificate of incorporation and bylaws of the Surviving Corporation will contain indemnification provisions for the Indemnified Parties no less favorable than those provisions contained in the Company's certificate of incorporation and bylaws as in effect immediately prior to the date of the Merger Agreement, and may not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights of the Indemnified Parties thereunder, without such persons' written consent.

     In addition, for six years after the Effective Time, Wiley will provide, or cause the Surviving Corporation to provide, with respect to matters occurring prior to the Effective Time, policies of directors and officers' liability insurance comparable to those currently maintained by the Company for the benefit of persons currently covered by the Company's directors' and officers' liability insurance policies (except to the extent any provisions in such insurance are no longer generally available in the market), provided that in no event will the Surviving Corporation be required to expend in any one year for such insurance an amount in excess of 200% of the aggregate annual premiums currently paid by the Company, but in such case will purchase as much of such coverage as possible for that amount.

     In the event of any suit, action, proceeding or investigation referred to above, (a) the Company or the Surviving Corporation, as applicable, will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Company or the Surviving Corporation; provided, however, that neither the Company nor the Surviving Corporation will be obligated pursuant to this paragraph to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action, and (b) the Company and the Surviving Corporation will cooperate in the defense of any such matter; and provided, however, that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld).

     The indemnification and insurance provisions will survive the consummation of the Merger at the Effective Time, and will be binding on all successors and assigns of Wiley and the Surviving Corporation. Proper provisions must be made in the case of transfers of all or substantially all of the assets of Wiley, the Surviving Corporation or their successors and assigns, so that these indemnification and insurance obligations are assumed by such successors and assigns.

     NOTIFICATION OF CERTAIN MATTERS. Wiley and the Company have agreed to promptly notify each other of:

          (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality and becomes untrue or inaccurate in any respect, or any representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect, at or prior to the Effective Time;

          (ii) the failure by it to perform, or comply with, in any material respect, any of its obligations, covenants, or agreements contained in the Merger Agreement, which failure, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined below);

          (iii) the Company or Wiley obtaining knowledge of a material breach by the other party, of their respective representations, warranties or covenants under the Merger Agreement, of which the breaching party has not already given notice pursuant to clauses (i) or (ii) above;

          (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions;

          (v) any notice or other communication from any governmental entity in connection with the Transactions;

          (vi) any actions, suits, or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Wiley or any of their respective subsidiaries that relate to the consummation of the Transactions; or

          (vii) the occurrence of any other event which would reasonably be likely to have a Material Adverse Effect on the Company or cause any of the Merger Conditions (as defined below) to be unsatisfied in any material respect at any time prior to consummation of the Offer.

     As used in the Merger Agreement, "Material Adverse Effect" means, with respect to any Person, any change, result, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate with any such other change, result, effect, event, occurrence or state of facts, is or would reasonably be expected to be, materially adverse (even if not (i) foreseeable or known as of August 12, 2001 or (ii) constituting a breach of a representation, warranty or covenant set forth in the Merger Agreement) to the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects (including EBITDA) of such Person and its subsidiaries, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of such Person to perform on a timely basis any of its material obligations under the Merger Agreement or to consummate the Transactions. However, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following are to be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in the market price or trading volume of capital stock of such Person, (ii) changes, events or occurrences in the U.S. securities markets that are not specific to such Person, (iii) any adverse changes relating to general business or economic conditions which are not specific to such Person and its subsidiaries, (iv) any adverse change, result, event, development, state of facts or effect attributable to the announcement or pendancy of the Offer, the Merger and the Transactions (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by the Merger Agreement and (v) any adverse change, result, event, development or effect arising from or relating to any change in U.S. generally accepted accounting principles.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Wiley and the Company will consult with each other before issuing any press release or making any public statement (including any broadly issued statement or announcement to employees) with respect to the Merger Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior consent of the other (which consent must not be unreasonably withheld).

     CERTAIN EMPLOYEE BENEFITS. The Merger Agreement provides that for one year after the Effective Time, Wiley will provide or cause to be provided to the employees of the Company and its subsidiaries immediately prior to the Effective Time (the "Company Employees"), compensation and benefits comparable to the compensation opportunities (consisting of base pay, commissions and bonus opportunities) and benefits (exclusive of any such compensation and benefits consisting of or based on any equity securities) provided by the Company and its subsidiaries immediately prior to the Effective Time. The preceding sentence will not preclude Wiley or the Surviving Corporation or its subsidiaries at any time following the Effective Time from terminating the employment of any Company Employee and such compensation opportunities will, subject to the provisions of any Employee Plan, be required to be provided to any such Company Employee only during his or her period of employment, so long as any such terminated employee receives severance and other termination benefits upon or in connection with such termination in an amount which is at least equal to the severance and other termination benefits which would have been provided to such employee under the terms of the severance or other applicable agreements or arrangements of the Company or a subsidiary in effect immediately prior to the Effective Time.

Nothing contained in the Merger Agreement will be construed to limit the rights and obligations of the Company, any subsidiary of the Company and any current or former employee or other personnel (and where applicable, the dependents and beneficiaries of any such employees or other personnel) under each Employee Plan. Further, nothing in the Merger Agreement will be construed to prohibit the Surviving Corporation from amending or terminating any contracts, agreements, arrangements, policies, plans and commitments with respect to any Employee Plan in accordance with the terms thereof and with applicable Law.

     The Merger Agreement provides further that each Company Employee be given full credit for all service with the Company and its subsidiaries and their respective predecessors under any plans or arrangements providing vacation, sick pay, severance, retirement, pension or retiree welfare benefits maintained by Wiley or the Surviving Corporation or any of their respective affiliates for purposes of vesting, eligibility and seniority. Prior service will not be credited for benefit accrual under any pension plan or retiree welfare plan.

     In the event of any change in the welfare benefits provided to Company Employees following the Effective Time that become effective in the plan year that includes the Effective Time, Wiley will or will cause the Surviving Corporation to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such welfare benefits to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change and credit each Company Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change for the relevant plan year.

     From and after the Effective Time, Wiley will waive or will cause the Surviving Corporation to waive any pre-existing conditions or limitations and eligibility waiting periods under any welfare benefit plans of Wiley or the Surviving Corporation with respect to Company Employees and their eligible dependents and will give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Wiley, Purchaser and the Company to complete the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions (collectively, the "Merger Conditions"):

     o Purchaser must have purchased the Shares pursuant to the Offer (this condition will be deemed to be satisfied for Wiley and Purchaser if Purchaser fails to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement);

     o if required by applicable law, the Merger Agreement must have been approved and adopted by the required vote of the stockholders of the Company in accordance with the DGCL; and

     o there must not be any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity preventing the consummation of the Merger or making the consummation thereof unlawful, and there must not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger; provided, however, that each of the parties must have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     TERMINATION. Pursuant to its terms, the Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

          (i) by mutual written consent of Wiley, Purchaser and the Company;

          (ii) by either the Company (by action of the Continuing Directors only following the purchase of Shares pursuant to the Offer) or Wiley:

          o if any court or governmental entity has restrained, enjoined, prohibited or otherwise made illegal the Merger by an order (other than a temporary restraining order), decree, ruling or other action which has become final and nonappealable; or

          o if (x) the Offer has expired  without any Shares being  purchased or
            (y) Wiley or Purchaser has not accepted for payment all Shares tendered pursuant to the Offer by December 31, 2001 (this right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Wiley or Purchaser to purchase the Shares pursuant to the Offer);

          (iii) by the Company:

          o if Wiley or Purchaser fails to commence the Offer pursuant to the Merger Agreement (this right to terminate will not be available if the Company is in breach of its obligations under the Merger Agreement such as to (x) cause a Material Adverse Effect on the Company or (y) prevent or materially hinder or delay the purchase of the Shares pursuant to the Offer or the Merger);

          o in connection with entering into a definitive agreement with respect to a Superior Proposal, pursuant to the terms of the Merger Agreement, if (x) the Company provides written notice to Wiley and Purchaser of the material terms and conditions of the Acquisition Proposal, which the Company Board determines in good faith, after consultation with and advice from a nationally recognized financial advisor and its outside legal counsel, constitutes a Superior Proposal, attaching the most current version of such Acquisition Proposal with respect thereto and identifying the Person making such Acquisition Proposal, (y) after five business days immediately following delivery of such written notice, the Company Board reasonably determines, based upon the advice of a nationally recognized financial advisor, that any proposal made by Wiley and Purchaser supplementing the terms and conditions of the Offer, is not at least as favorable to the Company and the Company's stockholders as the terms and conditions of such Acquisition Proposal, and (z) upon entering into a definitive agreement with respect to a Superior Proposal, the Board of Directors causes the Company simultaneously to pay Wiley the Termination Fee and Expenses (as defined below);

          o if Wiley or Purchaser have made a material misrepresentation or have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to Wiley or Purchaser, as applicable;

          (iv) by Wiley:

          o if, due to an occurrence, not resulting from a breach by Wiley or Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any one or more of the Offer Conditions, Wiley or Purchaser has failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer;

          o if, prior to the purchase of the Shares pursuant to the Offer, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of a condition set forth in paragraph (iv) or
            (v) of the Offer Conditions described in Section 15 and (y) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to the Company;

          o if, whether or not permitted to do so, (x) the Company Board withdraws or modifies in a manner adverse to Wiley or Purchaser (or fails, at the request of Wiley, to reaffirm) its approval or recommendation of the Offer, the Merger or the Agreement, or approves or recommends any Acquisition Proposal or (y) the Company has entered into any agreement with respect to any Acquisition Proposal, including a Superior Proposal entered into pursuant to the Merger Agreement.

     FEES AND EXPENSES. Except as provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring those expenses. The Merger Agreement further provides that in the event that (1) the Merger Agreement is terminated by Wiley pursuant to the third bullet point in paragraph (iv) described above under "TERMINATION," or (2) the Merger Agreement is terminated by the Company pursuant to the second bullet point under paragraph (iii) described above under "TERMINATION," then the Company will pay Wiley a termination fee of $4,000,000 plus an amount equal to Wiley's actual and resonably documented out of pocket expenses up to an aggregate of $2,000,000 in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions. In addition, if the Merger Agreement is terminated by Wiley prior to consummation of the Offer, by reason of the non-fulfillment of Offer Conditions (iv), (v) and (vi) discussed below in
Section 15 and, at the time of such termination Wiley and Purchaser are not in material breach of their respective obligations under the Merger Agreement, then the Company will pay to Wiley the Expenses, and, if within 18 months after such termination, the Company announces its intention to enter into an agreement with respect to an Acquisition Proposal and the Company subsequently consummates such transaction, then the Company will pay the Termination Fee at the time of such consummation.

     The Merger Agreement also provides that the Company will pay all taxes incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Offer and the Merger (including, without limitation, transfer, stamp and documentary taxes or fees, and sales, use, gains, real property transfer and other or similar taxes or fees).

     In the Merger Agreement, the Company acknowledged that the agreements contained under "Fees and Expenses" are an integral part of the Transactions contemplated by the Merger Agreement, and that, without these agreements, Wiley would not have entered into the Merger Agreement; accordingly if the Company fails to promptly pay the amounts due as described above, and Wiley commences a suit which results in the payment of such fees, then the Company will also pay to Wiley its costs and expenses in connection with such amounts plus interest.

     AMENDMENT. Subject to its terms, the Merger Agreement may be amended by the parties at any time before or after any required approval of the Merger by the stockholders of the Company (subject to further approval by the Company stockholders if required by law), provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company as provided in the Merger Agreement, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors will be required to amend or terminate the Merger Agreement by the Company, or exercise, or waive any of the Company's rights or remedies under the Merger Agreement, extend the time for performance of Wiley's and Purchaser's obligations, take any action to amend or otherwise modify the Company's Amended and Restated Certificate of Incorporation or bylaws or take any action that would adversely affect the rights of the stockholders of the Company or the holders of Options with respect to the Transactions.

     WAIVER. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations of the other parties,
(ii) waive any inaccuracies in any representations and warranties on the part of the other parties or (iii) waive compliance with any of the agreements or conditions therein (subject to further approval by the Company stockholders if required by law).

VOTING AND TENDER AGREEMENT

     Pursuant to the Voting and Tender Agreement, IDG has agreed to tender its Shares in the Offer not later than one business day prior to the Expiration Date and not to withdraw such Shares once tendered. IDG has also agreed to vote its Shares (a) in favor of the Merger, the Merger Agreement and the Transactions,
(b) against any action or agreement that would result in any breach in any material respect of any covenant, representation, warranty or any other obligation of the Company under the Merger Agreement not being fulfilled, and
(c) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. In addition, under the Voting and Tender Agreement (so long as it remains in effect), IDG has granted an irrevocable proxy to and appointed Wiley as IDG's proxy and attorney-in-fact to vote, act by written consent or grant a consent, proxy or approval in respect of all Shares held by IDG with respect to such vote or action by written consent, solely for the purposes of voting in favor of the Merger, the Merger Agreement (as may be amended from time to time, except for an amendment that would result in a termination of the Voting and Tender Agreement according to the terms thereof) and any of the Transactions contemplated by the Merger Agreement.

     The agreements contained in the Voting and Tender Agreement may be terminated by any party to that agreement at any time after the earliest of (a) an amendment or modification to or waiver under the Merger Agreement, including any reduction of the Offer Price, that would be economically adverse to IDG, (b) the termination of the Merger Agreement, (c) the completion of the Merger, or
(d) December 31, 2001.

CONFIDENTIALITY AGREEMENT

     Pursuant to the Confidentiality Agreement, Wiley has agreed, among other things, to keep confidential certain information concerning the Company furnished to it and its representatives by or on behalf of the Company or its representatives ("Evaluation Material"), and to use the Evaluation Material solely for the purpose of evaluating a possible transaction with the Company. Wiley has further agreed to maintain the confidentiality of any discussions or negotiations with the Company and, upon request, to redeliver or destroy all the Evaluation Material. Wiley also agreed that, unless specifically invited in writing by the Company, it will not, directly or indirectly, effect or seek, offer or propose to effect certain transactions involving the Company, including any acquisition of securities or assets of the Company or any of its subsidiaries or any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries for a period of one year from the date of the Confidentiality Agreement. For a period of eighteen months from the date of the Confidentiality Agreement, neither Wiley, nor any of its affiliates will directly or indirectly solicit to employ certain of the current officers or employees of the Company.

APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

RULE 13e-3

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not held by us. We believe, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger, stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed Transactions and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the Transactions.

     13.   SOURCE AND AMOUNT OF FUNDS.

     We estimate that the total amount of funds required to purchase all Shares pursuant to the Offer and Merger and to repay up to $92,500,000 of the Company's indebtedness (see "Pay-off of Credit Facilities" in Section 12) will be approximately $182,500,000. Wiley will ensure that sufficient funds are available to acquire all of the outstanding Shares pursuant to the Offer and the Merger, and is currently negotiating new bank financing in the form of a $200,000,000 five-year term loan. It is anticipated that such financing will be on customary terms for borrowers of such types. In the event that such financing is unavailable, Wiley will arrange alternate financing. The Offer is not conditioned upon Wiley's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

     14.   DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, between the date of the Merger Agreement and the Effective Time without the prior consent of Wiley, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than dividends and other distributions paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company).

     15.   CERTAIN CONDITIONS OF THE OFFER.

     For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provisions of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares, and may delay the acceptance for payment of or the payment for any tendered Shares, and under certain circumstances, terminate or amend the Offer as to any Shares not then paid for, if: (i) the Minimum Condition has not been satisfied; (ii) any applicable waiting period under the HSR Act has not expired or been terminated; or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exist (collectively, the "Offer Conditions"):

          (a) there is threatened or pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Wiley's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) seeking to compel Wiley or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Wiley and their respective subsidiaries, in each case taken as a whole,
     (iii) challenging the acquisition by Wiley or Purchaser of any Shares pursuant to the Offer or the Merger, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of the Transactions, (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the pursuant to the Offer and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser or Wiley effectively to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which would be reasonably likely to have a Material Adverse Effect on Wiley or Purchaser; provided that any such suit, action or proceeding involving a non-governmental entity has a reasonable likelihood of success on the merits; or

          (b) there has been any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any governmental entity that results in any of the consequences in paragraph 15(a) above; or

          (c) the Merger Agreement has been terminated in accordance with its terms or any event has occurred which gives Wiley or Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

          (d) any representation or warranty of the Company contained in the Merger Agreement is not true and correct in all respects as of the date of consummation of the Offer (disregarding qualifications therein relating to materiality), and the failure of such representation or warranty to be true and correct would reasonably be expected to have a Material Adverse Effect on the Company, provided that such breach is incapable of being cured or has not been cured prior to the Expiration Date (or such later date upon which the Offer will expire in accordance with the Merger Agreement); or

          (e) the Company has failed to perform or comply with any of its obligations, covenants or agreements to be performed or complied with by it under the Merger Agreement, and such failure would reasonably be expected to have a Material Adverse Effect on the Company, provided that such failure to perform or comply with is incapable of being cured or has not been cured prior to the Expiration Date (or such later date upon which the Offer will expire in accordance with the Merger Agreement); or

          (f) there has occurred and is continuing (i) any general suspension of trading in or limitation on prices for securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States whether or not mandatory, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions,
     (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States,
     (v) any change in the general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or
     (vi) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

          (g) the Company Board or any committee thereof (i) has withdrawn or modified in a manner adverse to Wiley or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Merger Agreement or recommended or approved any Acquisition Proposal, (ii) upon request of Purchaser, has failed to reaffirm its approval recommendation of the Offer, the Merger Agreement, or the Merger; or (iii) has resolved to do any of the foregoing; or

          (h) a Material Adverse Effect on the Company has occurred after August 12, 2001; or

          (i) Wiley and the Company have agreed that Purchaser will terminate the Offer or postpone the acceptance for payment of or payment for Shares under the Offer; or

          (j) the consent of the lenders under the Company's Credit Agreement with respect to Wiley's pay-off of the credit facility of the Company (as discussed in Section 12 above) has not been obtained as of the close of business on the day prior to the date the Offer is consummated; or

          (k) the consolidated funded debt (including all amounts borrowed under the Company's Credit Agreement, the Subordinated Loan Agreement, any agreement for the factoring of the Company's accounts receivable, and any other outstanding long-term, short-term or subordinated consolidated debt) of the Company and its Subsidiaries, computed in accordance with U.S. generally accepted accounting principles applied on a consistent basis and in accordance with the Company's past practice, is greater than $92,500,000 in the aggregate as of the close of business on the date the Offer is consummated;

which in the good faith judgment of Wiley or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, and provided that Purchaser and Wiley have performed all of their respective obligations to use their commercially reasonable efforts to do all things necessary to consummate the Offer and the Merger, makes it inadvisable to proceed with the Offer or the acceptance for payment or payment for the Company Common Stock.

     A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. See Section 1.

     16.   LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     Except as set forth in this Offer to Purchase, we are not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) in the Offer, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to our acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries). Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' business, or that certain parts of the Company's or Wiley's or any of their respective subsidiaries' business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 15 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

     STATE TAKEOVER LAWS. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or that have substantial assets, securityholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer, we believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeover Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, we have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we may be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15.

     ANTITRUST. Under the HSR Act, and the rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is, and the proposed Merger may be, subject to these requirements. Purchaser intends to file a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

     Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain information and documentary material concerning the Offer with the FTC and Antitrust Division, unless the waiting period is earlier terminated by the
FTC and the Antitrust Division or we receive a Request for Additional Information and Documentary Material from the Antitrust Division or the FTC prior to that time. If either the FTC or the Antitrust Division were to issue a Request for Additional Information and Documentary Material to us, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of our substantial compliance with that request. Thereafter, the waiting period could be extended only by court order or with our consent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make those filings nor the issuance to the Company by the FTC or the Antitrust Division of a Request for Additional Information and Documentary Material will extend the waiting period with respect to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions, such as our acquisition of Shares in the Offer and the proposed Merger. At any time before or after our purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws that either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or Wiley or any of their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 15.

     State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the Offer or the Merger or to impose conditions on the Offer or the Merger. See "Efforts" discussed above in Section 12.

     Wiley and the Company each conduct operations in a number of foreign jurisdictions other than the U.S. and filings may have to be made with foreign governments under their respective pre-merger notification statutes. Where necessary, the parties intend to make such filings.

     In addition, Wiley and the Company conduct operations in a number of other countries where regulatory filings or approvals may be required in connection with the consummation of the Merger.

     17.   FEES AND EXPENSES.

     We have retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, we have retained EquiServe Trust Company, N.A. as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

     18.   MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our own discretion, take any action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in those jurisdictions.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     We have filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company.

     We have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Wiley, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                                      HMI ACQUISITION CORP.

August 20, 2001

                      [This page intentionally left blank.]

                                   SCHEDULE I

                    DIRECTORS AND EXECUTIVE OFFICERS OF WILEY

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Wiley. The business address of each director and executive officer employed by Wiley is 605 Third Avenue, New York, New York 10158-0012. All executive officers and directors are citizens of the United States, except for Timothy B. King, who is a citizen of the United Kingdom.


                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------                       -------------------------------------------------

Warren J. Baker............   Warren J. Baker,  a director  since 1993, has been
                              President   of   California    Polytechnic   State
                              University since 1979 and was a Member of the National Science Board from 1985 to 1994. He was a
                              Regent of the American Architectural Foundation from 1995 to 1998, and was Chair of the Board of Directors of the ASCE Civil Engineering Research
                              Foundation from 1989 to 1991. He is a Fellow of the American Society of Civil Engineers; a Member of the Board of Directors of the California
                              Council on Science and Technology; and Co-Chair of the California Joint Policy Council on Agriculture and Higher Education.

H. Allen Fernald...........   H.  Allen  Fernald,  a  director  since  1979,  is
                              President and Chief Executive Officer of Down East
                              Enterprise,  Inc., and Performance Media LLP, both
                              of which are magazine and book publishers. He is a
                              member and past Chair of the  University  of Maine
                              President's  Council,  and Vice Chair of the Board
                              of  Visitors;  a  Director  of United  Publishing,
                              Inc.;  Sun  Journal  Publishing,   Inc.;  Foreside
                              Company, Inc.; and University of Maine Press.

Larry Franklin.............   Larry  Franklin,  a director  since  1994,  became
                              Chairman,  Chief Executive Officer and Director of
                              Harte-Hanks,   Inc.,   an   international   direct
                              marketing company, on May 5, 1999. Previously,  he
                              was  President,   Chief   Executive   Officer  and
                              Director.  He is on the  Board  of  the  Southwest
                              Foundation for Biomedical Research.

John L. Marion, Jr.........   John L. Marion,  Jr., a director since 1999, is an
                              investment   advisor   with   McVeigh  &  Co.,  an
                              investment   consulting  company,   and  has  been
                              associated with various members of the Bass family of Fort Worth, Texas since 1990.

Henry A. McKinnell.........   Henry A.  McKinnell,  a director  since 1996,  has
                              been  Chairman  and  Chief  Executive  Officer  of
                              Pfizer,  Inc.,  a  research-based   pharmaceutical
                              firm, since May 2001. He previously served as President and Chief Executive Officer of Pfizer from January to April 2001, and was President of PPG Pfizer's global pharmaceutical business, since
                              January  1996.  He is a Director of Pfizer,  Inc.;
                              Moody's Corporation;  the Business Roundtable; the
                              Trilateral Commission; and the Stanford University
                              Graduate School of Business Advisory Council. He is Chairman of the Pharmaceutical Research and Manufacturers of America, and Chairman Emeritus of the Business-Higher Education Forum. He is also a Trustee of the New York Police Foundation, the New
                              York Public Library,  and the Economic Club of New
                              York.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------                       -------------------------------------------------



William J. Pesce...........   William  J.  Pesce  has been  President  and Chief
                              Executive  Officer  and a  director  since  May 1,
                              1998. He was previously  Chief  Operating  Officer
                              since  May   1997;   Executive   Vice   President,
                              Educational and International Group since February
                              1996; and Vice President,  Educational  Publishing
                              since  September 1989. He is a Member of the Board
                              of  Overseers  of The Stern  School of Business at
                              New  York  University,  and  is on  the  Board  of
                              Directors   of   the   Association   of   American
                              Publishers.

Naomi Seligman.............   Naomi O.  Seligman,  a director  since 2000,  is a
                              senior partner and co-founder of Cassius Advisors,
                              a   management   consulting   firm,   since  1999.
                              Previously,   she  was  a  co-founder  and  senior
                              partner  of The  Research  Board,  an  information
                              technology  research  group from 1975 to 1999. She
                              is a member  of the Board of  Directors  of Asera,
                              Inc.;  The Dun &  Bradstreet  Corporation;  Exodus
                              Communications,   Inc.;   Martha   Stewart  Living
                              Omnimedia,  Inc.;  Oblix,  Inc.; Sun Microsystems,
                              Inc. and Chemdex Ventro Corporation. She is also a trustee of the Boston Museum of Science and a member of the Committee of 200.

William R. Sutherland......   William  R.  Sutherland,  a director  since  1987,
                              retired as a Vice President of Sun Microsystems, Inc., a manufacturer of network and computing equipment, in August 2000. He was the Director of Sun Microsystems Laboratories from July 1993 to
                              October 1998. He was previously Deputy Director since March 1991, and was Vice President and Treasurer, Sutherland Sproull & Associates, Inc., an information and technology consulting firm. He is a partner in Advanced Technology Ventures, a venture capital firm, and a former Director of Newmarket Venture Capital, PLC.

Bradford  Wiley II.........   Bradford Wiley II, a director since 1979, has been
                              Chairman  since January 1993, and was an editor in
                              Higher   Education  from  1989  to  1998.  He  was
                              previously a newspaper journalist, viticulturist and winery manager.

Peter B.  Wiley............   Peter B.  Wiley,  a  director  since  1984,  is an
                              author and journalist. He is a Member of the Board of the Friends and Foundation of the San Francisco
                              Public Library, and a member of the Boards of the Data Center and Schoolwise Press.

Ellis E. Cousens...........   Ellis E. Cousens has been Executive Vice President
                              and Chief  Financial and Operations  Officer since
                              March 2001 and is a director  of John Wiley  &Sons
                              International  Rights,  Inc.,  Wiley  Subscription
                              Services,  Inc., Wiley Publishing Services,  Inc.,
                              Wiley Foreign Sales Corporation, Wiley-Liss, Inc.,
                              Clinical  Psychology  Publishing  Company,   Inc.,
                              Trans-editions, Inc., Wiley Interscience, Inc. and
                              WWL, Inc. He was previously Senior Vice President,
                              Chief Financial Officer of Bookspan,  a Bertelsman
                              AG joint venture, from March 2000; Vice President,
                              Finance and  Strategic  Planning of  Bertelsman AG
                              from March 1999; Vice  President,  Chief Financial
                              Officer of BOL.com, a subsidiary of Bertelsman AG,
                              from  August  1998;  Vice   President,   Financial
                              Planning   and   Analysis   of   Reader's   Digest
                              Association,  Inc.  from May  1997;  and  Director
                              Financial Planning and Analysis of Reader's Digest
                              Association, Inc. from May 1996.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------                       -------------------------------------------------


Stephen A.  Kippur.........   Stephen  A.   Kippur  has  been   Executive   Vice
                              President   and   President,    Professional/Trade
                              Publishing since July 1998, and he previously served as Executive Vice President and Group
                              President,  Professional,  Reference & Trade;  and
                              Senior Vice President,  Professional,  Reference &
                              Trade Publishing Group.

William J. Arlington.......   William  J.   Arlington   has  been   Senior  Vice
                              President, Human Resources since June 1996, and he
                              previously   served  as  Vice   President,   Human
                              Resources.

Peter W. Clifford..........   Peter W. Clifford has been Senior Vice  President,
                              Finance, Corporate Controller and Chief Accounting
                              Officer since June 1996, and he previously served as Vice President, Finance and Controller.

Timothy B. King............   Timothy B. King has been  Senior  Vice  President,
                              Planning and Development since June 1996 and he previously served as Vice President, Planning and Development.

Richard S. Rudick..........   Richard S. Rudick has been General  Counsel  since
                              1978 and Senior Vice President since 1989, and he previously served as Vice President and Corporate
                              Secretary.

Deborah E. Wiley...........   Deborah E. Wiley has been Senior  Vice  President,
                              Corporate Communications since June 1996, and she served as Vice President and Director of Corporate
                              Communications, and was a Director of the Company until September 1998.

Josephine A. Bacchi........   Josephine A. Bacchi has been  Corporate  Secretary
                              since 1992, and she previously served as Assistant
                              Secretary and Executive Assistant to the Chairman.

Walter J. Conklin..........   Walter J. Conklin has been  Treasurer  since 1988,
                              and he previously served as Corporate Controller.

                                   SCHEDULE II

                  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. The business address of each director and executive officer employed by Purchaser is 605 Third Avenue, New York, New York 10158-0012. All executive officers and directors are citizens of the United States, except for Timothy B. King, who is a citizen of the United Kingdom.


                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------                       -------------------------------------------------

Timothy B. King............   Timothy B. King is  President of  Purchaser.  Same
                              material occupations as above in Schedule I.

Richard S. Rudick..........   Richard S. Rudick is Secretary of Purchaser.  Same
                              material occupations as above in Schedule I.

Peter W. Clifford..........   Peter W.  Clifford is the sole  director  and Vice
                              President  and   Treasurer  of   Purchaser.   Same
                              material occupations as above in Schedule I.

Josephine A. Bacchi........   Josephine  A.  Bacchi is  Assistant  Secretary  of
                              Purchaser.  Same material  occupations as above in
                              Schedule I.

                                  SCHEDULE III

             DIRECTORS AND EXECUTIVE OFFICERS OF HMI INVESTMENT, INC.

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of HMIInvestment, Inc. The business address of each director and executive officer employed by HMI Investment, Inc. is 605 Third Avenue, New York, New York 10158-0012. All executive officers and directors are citizens of the United States, except for Timothy B. King, who is a citizen of the United Kingdom.



                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------                       -------------------------------------------------


Timothy B. King............   Timothy  B. King is  President  of HMI Investment,
                              Inc.  Same  material   occupations   as  above  in
                              Schedules I and II.

Richard S. Rudick..........   Richard S. Rudick is Secretary  of HMI Investment,
                              Inc.  Same  material   occupations   as  above  in
                              Schedules I and II.

Peter W. Clifford..........   Peter W.  Clifford is the sole  director  and Vice
                              President  and  Treasurer of  HMI Investment, Inc.
                              Same material occupations as above in Schedules I and II.

Josephine A. Bacchi........   Josephine A. Bacchi is Assistant  Secretary of HMI
                              Investment, Inc. Same material occupations as above in Schedules I and II.

                                      III-1

                                   SCHEDULE IV

           DIRECTORS AND EXECUTIVE OFFICERS OF HMI INVESTMENT, LIMITED

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of HMIInvestment, Limited. The business address of each director and executive officer employed by HMI Investment, Limited is Baffins Lane, Chichester, West Sussex, PO191 UD, United Kingdom. All executive officers and directors are citizens of the United Kingdom, except for Ellis E. Cousens, who is a citizen of the United States.


                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                            MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------                       -------------------------------------------------

Ellis E. Cousens...........   Ellis E. Cousens is a director and Chairman of HMI
                              Investment,  Limited.  Same  positions as above in
                              Schedule I.

C.J. Dicks.................   C.J.  Dicks is a  director  and  Secretary  of HMI
                              Investment, Limited. Mr. Dicks served as Financial
                              Director and  Secretary of John Wiley & Sons, Ltd.
                              since  1991 and Chief  Financial  and  Operational
                              Officer  since  May  2001  and as Vice  President,
                              Wiley  Europe  since  1996.  Mr.  Dicks  is also a
                              director  and  Secretary  of Wiley  Europe,  Ltd.,
                              Wiley Heyden Ltd.,  Wiley  Distribution  Services,
                              Ltd.,     Capstone     Publishing     Ltd.     and
                              InPharm-internet Services Ltd.

Dr. J.H. Jarvis............   Dr. J.H.  Jarvis is a director  of HMI Investment,
                              Limited. Dr. Jarvis served as Managing Director of
                              John  Wiley & Sons,   Ltd.   since  1993  and  was
                              appointed  Senior Vice President,  Wiley Europe in
                              1996.  Dr.  Jarvis is a director of Wiley  Europe,
                              Ltd.,  Wiley  Heyden  Ltd.,   Wiley   Distribution
                              Services,   Ltd.,  Capstone  Publishing  Ltd.  and
                              InPharm-internet Services Ltd.

                                   SCHEDULE V

                SHARES OR OTHER EQUITY SECURITIES OF THE COMPANY
                    BENEFICIALLY OWNED BY PURCHASER AND WILEY
           (INCLUDING EXECUTIVE OFFICERS, DIRECTORS AND SUBSIDIARIES)

     Set forth below is the beneficial ownership of Shares of the Company by each of Purchaser and Wiley, and their respective executive officers, directors and subsidiaries.


NAME                   BENEFICIAL OWNERSHIP  TRANSACTIONS IN THE PAST 60 DAYS
------                 --------------------  --------------------------------

Peter W. Clifford      6,700 Shares          None.

                      [This page intentionally left blank.]

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                          EQUISERVE TRUST COMPANY, N.A.


          BY MAIL:                             BY HAND:                       BY OVERNIGHT DELIVERY:

EQUISERVE TRUST COMPANY, N.A.            SECURITIES TRANSFER               EQUISERVE TRUST COMPANY, N.A.
       P.O. Box 43025                 &REPORTING SERVICES, INC.               ATTN: CORPORATE ACTIONS
  Providence, RI 02940-3025       C/O EQUISERVE LIMITED PARTNERSHIP             40 Campanelli Drive
                                    100 Williams Street Galleria                Braintree, MA 02184
                                         New York, NY 10038


     You may direct questions and requests for assistance to the Information Agent at the address and telephone number listed below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. KING & CO., INC.


                                 77 Water Street
                               New York, NY 10005
                         Call Toll Free: (800) 207-3156